CHANGE IN CONTROL SEVERANCE AGREEMENT

               THIS CHANGE IN CONTROL SEVERANCE AGREEMENT ("Agreement") is made and entered into as of this ___ day of __________, 2002, by and between Pacific Trust Bank (hereinafter referred to as the "Bank") and __________________ (the "Employee").

               WHEREAS, the Employee is currently serving as _____________________ of the Bank; and

               WHEREAS, the Bank has adopted a plan of conversion whereby the Bank will convert to capital stock form as the subsidiary of a holding company (the "Company"), subject to the approval of the Bank's members and the Office of Thrift Supervision (the "Conversion"); and

               WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee; and

               WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 2 hereof;

               NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

               1. Definitions.

                      (a)        The term "Change in Control" means (1) an acquisition of securities of the Company or the Bank that is determined by the Board of Directors to constitute an acquisition of control of the Company or the Bank within the meaning of the Change in Bank Control Act, 12 U.S.C. § 1817(j) and the Savings and Loan Holding Company Act, 12 U.S.C. �a, and applicable regulations thereunder; (2) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing 20% or more of the combined voting power of the Company's or the Bank's outstanding securities; (4) individuals who are members of the Board of Directors on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by a nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) approval by the Company's stockholders of a plan of reorganization, merger or consolidation of the Company, sale of all or substantially all of the assets of the Company, a similar transaction in which the Company is not the resulting entity; provided that the term "change in control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company. In the application of regulations under the Change in Bank Control Act or the Savings and Loan Holding Company Act,

Next Page

determinations to be made by the applicable federal banking regulator shall be made by the Board of Directors.

                      (b)        The term "Commencement Date" means the effective date of the Conversion of the Bank from mutual to stock form.

                      (c)        The term "Date of Termination" means the date upon which the Employee ceases to serve as an employee of the Bank.

                      (d)        The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

               2. Term. The term of this Agreement shall be a period of three years beginning on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that, prior to such anniversary, the Board of Directors explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

               3. Severance Benefits; Regulatory Provisions.

                      (a)        Severance Benefits in Connection With a Change in Control. In the event of a Change in Control which occurs during the term of this Agreement, the Bank shall, subject to Section 4 of this Agreement, (1) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to [299% for Hans Ganz and 200% for Jim Sheehy and Melanie Stewart] of Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and (2) provide to the Employee during the remaining term of this Agreement following the Date of Termination, such health insurance benefits as the Bank maintained for the Employee at the Date of Termination on terms as favorable to the Employee as applied at the Date of Termination.

                      (b)        Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by

Next Page

appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

                      (c)        Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                      (d)        Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

                      (e)        Termination by Regulators. All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

               4. Certain Reduction of Payments by the Bank.

                      (a)        Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to the Employee without causing any amount to become nondeductible. The Employee shall determine the allocation of such reduction among payments to the Employee.

                      (b)        Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

               5. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise. This Agreement shall not be construed as providing the Employee any right to be retained in the employ of the Bank or any affiliated of the Bank.

Next Page

               6. Attorneys Fees. If the Employee is purportedly Terminated for Cause and the Bank denies payments and/or benefits under Section 3(a) of this Agreement on the basis that the Employee experienced Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 13 that cause as contemplated by Section 1(e) of this Agreement did not exist for termination of the Employee's employment, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts or provision of any benefits owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination of employment or collecting such amounts or benefits. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

               7. No Assignments.

                      (a)         This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 3(a) hereof. For purposes of implementing the provisions of this Section 7(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

                      (b)        This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

               8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

               9. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

4
Next Page

               10. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

               11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

               12. Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of California.

               13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

               THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	PACIFIC TRUST BANK
Secretary	By: Its:
Employee

End.